EXHIBIT 99.1

Anaren Reports 1st Quarter Results

SYRACUSE, N.Y., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2011 first quarter ended September 30, 2010 of $44.5 million, up 10.4% from $40.3 million for the first quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the first quarter of fiscal 2011 was $4.1 million, or $0.28 per diluted share, up 41% from $2.9 million, or $0.19 per diluted share for the first quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.35 for the first quarter of fiscal 2011, up 46% compared to non-GAAP earnings per share of $0.24 for the first quarter of fiscal 2010.

GAAP operating income for the first quarter of fiscal 2011 was $6.2 million, or 13.9% of net sales, up 48% from $4.2 million, or 10.4% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2011, which excludes non-cash equity based compensation and acquisition related intangible amortization was $7.6 million, or 17.0% of net sales, up 45% from $5.2 million, or 12.9% of net sales for the first quarter of fiscal 2010.

Income taxes for the first quarter of fiscal 2011 were $2.0 million, representing an effective tax rate of 32.8% compared to income tax expense of $1.3 million for the first quarter of fiscal 2010, representing an effective tax rate of 31.3%.  The projected effective tax rate for fiscal 2011, absent one-time events, is expected to be approximately 33.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO, said, "We enjoyed robust demand for our standard component products in the Wireless Group throughout the first quarter. This demand, coupled with continuing favorable mix of shipments in our Space & Defense business, drove improved gross and operating margins for the quarter."

During the first quarter of fiscal 2011, the Company generated $5.9 million in operating cash flow compared to $5.6 million in the first quarter of fiscal 2010. Additionally, in the current quarter the Company repurchased approximately 40,000 shares of its common stock for a total of $0.7 million, used $10.0 million to make the required July payment on its revolving line of credit, and expended $1.4 million for capital additions. Cash, cash equivalents and marketable debt securities at September 30, 2010 were $67.7 million, down $6.0 million from $73.7 million at June 30, 2010.

Wireless Group

Wireless Group net sales for the quarter were $15.5 million, up 7.7% from the first quarter of fiscal 2010, driven by continuing strong demand for standard component products for basestation applications.

Demand for consumer and infrastructure standard component products was strong throughout the quarter and customer forecasts remain robust. New product investments for the quarter included the continuing expansion of the Xinger III, consumer component and lower cost high power resistor product lines, as well as the continuing development of the new low power wireless Anaren Integrated Radio (AIR) module product line.  During the quarter, the Group formally introduced the AIR product line and the initial market response has been very favorable. The AIR family of FCC certified low power wireless transceiver modules exclusively integrate semiconductors manufactured by Texas Instruments, Incorporated and were developed to provide a "plug and play" RF solution for electronic engineers challenged with adding wireless capability to new or existing products.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Richardson, and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $29.0 million, up 11.9% from the first quarter of fiscal 2010. The continuing higher quarterly sales volume, a favorable sales mix and improved execution and efficiencies on production programs positively impacted the Group's profitability for the quarter.

 New orders for the quarter totaled $18.3 million and included contracts for shipborne radar as well as airborne radar and jamming applications. Space & Defense Group order backlog at September 30, 2010 was $78.9 million.  The Group continues to experience a robust opportunity environment and is benefiting from the expanded technology base resulting from the acquisitions of M. S. Kennedy and Unicircuit.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon and SRCTec, Inc.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the second quarter of fiscal 2011, we anticipate a decline in sales for the Wireless Group and comparable sales for the Space & Defense Group compared to first quarter levels. As a result, we expect net sales to be in the range of $41 to $45 million.  We expect GAAP net earnings per diluted share to be in the range of $0.23 - $0.28, using an anticipated tax rate of approximately 33.0% and inclusive of approximately $0.06 per share related to expected equity based compensation expense and acquisition related amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.29 - $0.35 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company's long term debt (originally $50 million, currently $30 million outstanding), and the unanticipated loss of key management or technical employees. The Company also could experience an impairment of goodwill which increased as the result of the Company's two acquisitions in fiscal 2009 as well as acquisitions made in previous years. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products particularly the Wireless Group's Xinger III, high power resistor, and AIR product lines; the expected need to relocate the Company's Suzhou, China facility in fiscal year 2011 due to the expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; the possibility that the Company may not be able to recruit sufficient number of RF engineers and other technical personnel; unanticipated impairments of assets including investment values; declines in defense budgets or diversion of defense spending away from the Company's products and or technologies; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2010 Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, October 28 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning October 28, 2010 through midnight November 1, 2010. To listen to the replay, interested parties may dial in the U.S. at 1-800-642-1687 and International at 1-706-645-9291. The access code is 15656526. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2010	September 30, 2009

Sales	$ 44,539	$ 40,337

Cost of sales	26,906	25,673
Gross profit	17,633	14,664
	39.6%	36.4%
Operating expenses:
Marketing	2,399	2,363
Research & Development	3,831	3,608
General & Administration	5,234	4,480
Total operating expenses	11,464	10,451

Operating income	6,169	4,213
	13.9%	10.4%
Other income (expense):
Other income, primarily interest	120	127
Interest expense	(184)	(183)
Total other income (expense)	(64)	(56)

Income before income tax expense	6,105	4,157
Income taxes	2,000	1,300
Net income	$ 4,105	$ 2,857
	9.2%	7.1%

Earnings per share
Basic	$ 0.30	$ 0.20
Diluted	$ 0.28	$ 0.19

Weighted average common shares outstanding
Basic	13,839	14,117
Diluted	14,426	14,795

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	September 30, 2010	June 30, 2010

Assets:
Cash, cash equivalents and short-term investments	$ 48,755	$ 52,855
Receivables, less allowances	27,852	29,124
Inventories	33,353	31,361
Prepaid expenses and other current assets	4,561	4,871
Total current assets	114,521	118,211

Securities available-for-sale	1,051	1,051
Securities held to maturity	17,866	19,756
Property, plant, and equipment, net	48,022	48,711
Other assets	1,452	1,031
Goodwill	42,435	42,435
Other intangibles, net of accumulated amortization	9,855	10,153
Total assets	$ 235,202	$ 241,348

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ 10,000	$ 10,000
Accounts payable	8,602	9,271
Accrued expenses	3,837	5,661
Customer advance payments	837	888
Other liabilities	3,765	2,920
Total current liabilities	27,041	28,740

Long-term debt obligation	20,000	30,000
Other non-current liabilities	10,253	9,682
Total liabilities	57,294	68,422

Common stock and additional paid-in capital	207,825	206,478
Retained earnings	122,216	118,111
Accumulated other comprehensive loss	(2,627)	(2,813)
Less: cost of treasury shares	(149,506)	(148,850)
Total stockholders' equity	177,908	172,926

Total liabilities and stockholders' equity	$ 235,202	$ 241,348

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2010	September 30, 2009

Sales	$ 44,539	$ 40,337

GAAP gross profit	$ 17,633	$ 14,664
Equity based compensation expense (1)	166	69
Acquisition related amortization of intangibles (2)	39	39
Non-GAAP gross profit	$ 17,838	$ 14,772
% of sales	40.1%	36.6%

GAAP operating income	$ 6,169	$ 4,213
Equity based compensation expense (1)	1,093	702
Acquisition related amortization of intangibles (2)	298	298
Non-GAAP operating income	$ 7,560	$ 5,213
% of sales	17.0%	12.9%

GAAP net income	$ 4,105	$ 2,857
Equity based compensation expense (1)	1,093	702
Acquisition related amortization of intangibles (2)	298	298
Tax effect	(501)	(360)
Non-GAAP net income	$ 4,995	$ 3,497
% of sales	11.2%	8.7%

Diluted earnings per share
GAAP earnings per share	$ 0.28	$ 0.19
Equity based compensation expense (1)	0.08	0.05
Acquisition related amortization of intangibles (2)	0.02	0.02
Tax adjustments	(0.03)	(0.02)
Non-GAAP earnings per share	$ 0.35	$ 0.24

Weighted average common shares outstanding
Diluted	14,426	14,795

1) These costs represent expense recognized in accordance with FASB Statement No. 123R, Share-based
Payment.
2) These costs represent amortization of purchase accounting charges for acquisition related intangible charged to expense for the quarter ended September 30, 2010 and 2009.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related intangible amortization by expense category.

	Three Months Ended	September 30, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 166	$ 39	$ 205
Marketing	53	--	53
Research and Development	150	--	150
General and Administrative	724	259	983
	$ 1,093	$ 298	$ 1,391

	Three Months Ended	September 30, 2009
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 69	$ 39	$ 108
Marketing	46	--	46
Research and Development	183	--	183
General and Administrative	404	259	663
	$ 702	$ 298	$ 1,000

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

Three months ending September 30, 2010
Cash flows from operating activities:
Net income	$ 4,105

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,129
Amortization	487
Loss on disposal of fixed assets	7
Deferred income taxes	(51)
Equity based compensation	1,093
Receivables	1,273
Inventories	(1,983)
Accounts payable	(668)
Other assets and liabilities	(520)
Net cash provided by operating activities	5,872

Cash flows from investing activities:
Capital expenditures	(1,396)
Escrow claim received related to the Unicircuit acquisition	--
Net purchases of marketable debt securities	(786)
Net cash used in investing activities	(2,182)

Cash flows from financing activities:
Payments on note payable	(10,000)
Stock options exercised	237
Tax benefit from exercise of stock options	7
Purchase of treasury stock	(656)
Net cash used in financing activities	(10,412)

Effect of exchange rates on cash	135

Net decrease in cash and cash equivalents	$ (6,587)

Cash and cash equivalents at beginning of period	$ 50,521

Cash and cash equivalents at end of period	$ 43,934
CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514
          6635 Kirkville Road
          East Syracuse, NY  13057